                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                O'Charley's Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               (O'Charley's Logo)

                                3038 SIDCO DRIVE
                           NASHVILLE, TENNESSEE 37204
                                 (615) 256-8500

Dear Shareholder:

It is my pleasure to extend to you a cordial invitation to attend the annual meeting of shareholders of O'Charley's Inc. to be held at 9:00 a.m., local time, on Thursday, May 10, 2001, at the company's home office located at 3038 Sidco Drive, Nashville, Tennessee.

At the meeting, shareholders will be asked to elect three directors to the company's board of directors. In addition, we will present a report on the condition and performance of the company, and you will have an opportunity to question management on matters that affect the interests of all shareholders.

We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope. Your vote is important.

I look forward to seeing you on Thursday, May 10.

                                     Sincerely,

                                     /s/ GREGORY L. BURNS

                                     Gregory L. Burns
                                     Chairman of the Board and
                                     Chief Executive Officer

                               (O'Charley's Logo)

                                3038 SIDCO DRIVE
                           NASHVILLE, TENNESSEE 37204
                                 (615) 256-8500

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

As a shareholder of O'Charley's Inc., you are hereby given notice of and invited to attend the annual meeting of shareholders of the company to be held at 9:00 a.m., local time, on Thursday, May 10, 2001, at the company's home office located at 3038 Sidco Drive, Nashville, Tennessee, for the following purposes:

     1. To elect three (3) Class II directors to hold office for a term of three
     (3) years; and

     2. To transact such other business as may properly come before the annual meeting.

Shareholders of record at the close of business on March 16, 2001 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

You can ensure that your shares of common stock are voted at the annual meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the annual meeting and vote in person. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                     By the Order of the Board of Directors

                                     /s/ A. CHAD FITZHUGH
                                     A. Chad Fitzhugh, Secretary
Nashville, Tennessee

April 16, 2001

                                O'CHARLEY'S INC.
                                3038 SIDCO DRIVE
                           NASHVILLE, TENNESSEE 37204
                                 (615) 256-8500

                             ---------------------

                                PROXY STATEMENT
                             ---------------------


The accompanying proxy is solicited by the board of directors of the company for use at the annual meeting of shareholders to be held on May 10, 2001, and at any adjournment or postponement thereof. The purposes of the annual meeting are to elect three Class II directors and to transact such other business as may properly be brought before the annual meeting. This proxy statement and the enclosed proxy are first being sent to shareholders on or about April 16, 2001.


Shareholders of record at the close of business on the record date, March 16, 2001, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.

The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the meeting. As of the record date, 15,977,172 shares of the company's common stock were outstanding. Proxies received but marked as abstentions or broker non-votes will be counted as present for purposes of determining a quorum on all matters. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote in the broker's discretion on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter.

Shares of common stock represented by a proxy properly signed and received at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed, and returned without specifying choices, the shares will be voted as recommended by the company's board of directors. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the company in writing, or by duly executing a proxy bearing a later date.

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. Any other matters submitted to the shareholders will be approved if the number of shares voted in favor of the proposal exceeds the number of shares cast against it. Abstentions and broker non-votes will not be counted as votes for or against any director nominee or any other matter considered at the annual meeting. The board of directors knows of no other matters that are to be brought to a vote at the annual meeting. If any other matter does come before the annual meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known by the company to be the beneficial owners of more than 5% of the outstanding shares of the company's common stock. The following information is based solely upon information set forth in Schedules 13G filed by such persons with the Securities and Exchange Commission.

                                                      AMOUNT AND
                                                      NATURE OF
                  NAME AND ADDRESS                    BENEFICIAL          PERCENT
                OF BENEFICIAL OWNER                   OWNERSHIP          OF CLASS
                -------------------                   ----------         --------
Brown Investment Advisory & Trust Company...........  1,760,113(1)         11.0
  19 South Street
  Baltimore, Maryland 21202
T. Rowe Price Associates, Inc.......................  1,656,400(2)         10.4
  100 E. Pratt Street
  Baltimore, Maryland 21202
David K. Wachtel, Jr.(3)............................  1,546,549             9.7
  902 Murfreesboro Road
  Nashville, Tennessee 37217
St. Denis J. Villere & Company......................  1,314,625(4)          8.2
  210 Baronne Street, Suite 808
  New Orleans, Louisiana 70112
Skyline Asset Management, L.P.......................    870,600(5)          5.4
  311 South Wacker Drive, Suite 4500
  Chicago, Illinois 60606
Dimensional Fund Advisors Inc.......................    821,350             5.1
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

-------------------------

(1) Brown Investment, a bank, reported that it has sole voting power with respect to 1,706,595 shares and sole dispositive power with respect to 1,760,113 shares.

(2) T. Rowe Price, an investment advisor, reported that it has sole voting power with respect to 1,506,400 shares and sole dispositive power with respect to 1,656,400 shares.

(3) See "Certain Transactions."

(4) Villere, an investment advisor, reported that it has sole voting and dispositive power with respect to 102,600 shares and shared voting and dispositive power with respect to 1,212,025 shares.

(5) Skyline, an investment advisor, reported that it has shared voting and dispositive power with respect to 870,600 shares.

                      PROPOSAL 1:   ELECTION OF DIRECTORS

The company's board of directors is divided into three classes, each class to be as nearly equal in number as possible. At each annual meeting, directors of the class whose term expires in that year are elected for a three-year term. Three directors will be elected at the annual meeting. The board of directors has nominated John W. Stokes, Jr., H. Steve Tidwell and Samuel H. Howard as the three nominees for election as Class II directors for a three-year term expiring at the 2004 annual meeting and until their successors are elected and qualified. Messrs. Stokes, Tidwell and Howard are currently directors of the company. The terms of the Class III and Class I directors will expire at the annual meeting in 2002 and 2003, respectively.

Each nominee has consented to be a candidate and to serve, if elected. If a nominee becomes unable or unwilling to serve as a director, the persons named in the form of proxy have advised the company that they will vote for such substitute or substitutes as may be designated by the board of directors.

The following table contains as of March 16, 2001 certain information concerning: (i) the current directors of the company, including the nominees;
(ii) each of the named executive officers (as defined below); and (iii) the current directors and executive officers as a group.

                                                                                  SHARES OF
                                                                                   COMMON
                                                                                    STOCK
                                                                                BENEFICIALLY
                                                                                  OWNED ON
                                       DIRECTOR    TERM                           MARCH 16,     PERCENT
             NAME                AGE    SINCE     EXPIRES        POSITION          2001(1)      OF CLASS
             ----                ---   --------   -------        --------       -------------   --------
Gregory L. Burns(2)(3).........  46      1990      2003     Chairman of the         563,309        3.4%
                                                              Board and Chief
                                                              Executive
                                                              Officer
Steven J. Hislop(2)(3).........  41      1998      2003     President and           275,651        1.7
                                                              Chief Operating
                                                              Officer;
                                                              Director
A. Chad Fitzhugh...............  40        --        --     Chief Financial         201,248        1.2
                                                              Officer,
                                                              Secretary and
                                                              Treasurer
William E. Hall, Jr............  46        --        --     Executive Vice          127,745          *
                                                              President,
                                                              Operations
Herman A. Moore, Jr............  49        --        --     Vice President,          25,762          *
                                                              Commissary
                                                              Operations
John W. Stokes, Jr.(4).........  64      1983      2001     Director                119,149(5)       *
Richard Reiss, Jr.(2)(3)(4)....  57      1983      2002     Director                126,750          *
G. Nicholas Spiva(4)...........  49      1985      2002     Director                 50,725(6)       *
H. Steve Tidwell(2)............  58      1988      2001     Director                 69,000          *
Samuel H. Howard(7)............  61      1992      2001     Director                 19,500          *
Shirley A. Zeitlin(7)..........  66      1996      2002     Director                 23,250          *
Robert J. Walker(2)(3).........  60      2000      2003     Director                 40,750          *
All current directors and executive officers as a group (12 persons)..........    1,642,839        9.6%

-------------------------

  * less than one percent

(1) Includes the following shares that the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of options:
    Gregory L. Burns -- 409,688 shares; Steven J. Hislop -- 259,282 shares; A. Chad Fitzhugh -- 181,657 shares; William E. Hall, Jr. -- 120,838 shares; Herman A. Moore, Jr. -- 22,130 shares; John W. Stokes, Jr. -- 33,000 shares; Richard Reiss, Jr. -- 33,000 shares; G. Nicholas Spiva -- 19,500 shares; H. Steve Tidwell -- 27,000 shares; Samuel H. Howard -- 19,500 shares; Shirley
    A. Zeitlin -- 21,750 shares; Robert J. Walker -- 11,250 shares; and all directors and executive officers as a group (12 persons) -- 1,158,595 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Member of the executive committee.

(3) Member of the nominating committee.

(4) Member of the compensation committee.

(5) Includes 50,999 shares owned by Mr. Stokes' wife, as to which Mr. Stokes disclaims beneficial ownership.

(6) Includes 16,150 shares held by a trust for the benefit of Mr. Spiva.

(7) Member of the audit committee.

The following is a brief summary of the business experience of each of the directors of the company, including the nominees.

Gregory L. Burns has served as Chairman of the Board and Chief Executive Officer since February 1994. Mr. Burns, a director since 1990, served as President from September 1996 to May 1999 and from May 1993 to February 1994, as Chief Financial Officer from October 1983 to September 1996, and as Executive Vice President and Secretary from October 1983 to May 1993.

Steven J. Hislop has served as President since May 1999, as Chief Operating Officer since March 1997 and as a director since March 1998. From March 1997 until May 1999, Mr. Hislop served as an Executive Vice President of the company. Mr. Hislop served as Senior Vice President -- Operations from January 1993 to March 1997, and as Vice President -- Operations from April 1990 to January 1993.

John W. Stokes, Jr. has served as Vice Chairman of Morgan Keegan & Company, Inc. since 1983. From 1984 to August 1997, Mr. Stokes served as President of The Equity Capital Markets of Morgan Keegan & Company, Inc., a wholly-owned subsidiary of Morgan Keegan & Company, Inc. Mr. Stokes also serves as a director of RFS Hotel Investors, Inc.

Richard Reiss, Jr. is the Chairman of Georgica Advisors, LLC, a private investment management firm. From January 1982 to December 1996, Mr. Reiss was the Managing Partner of Cumberland Associates, Cumberland Partners, and Longview Partners, a private investment management firm and two domestic investment partnerships, respectively. Mr. Reiss is also a director of The Lazard Funds, Inc., Grey Advertising, Inc., and RFS Hotel Investors, Inc.

G. Nicholas Spiva has served as President of Spiva-Hill Investments, a commercial real estate development company, since 1975. Mr. Spiva was an owner of the original O'Charley's restaurant prior to its acquisition by the company.

H. Steve Tidwell has served as Chairman of SPFS, Inc., which operates 21 unaffiliated restaurants in five southern states, since January 2000 and served as President of SPFS from February 1991 to January 2000. From January 1987 to February 1991, Mr. Tidwell served as Secretary and Treasurer of SPFS. Mr. Tidwell served as Vice President of Real Estate and Construction at Shoney's, Inc. from December 1978 to January 1987.

Samuel H. Howard has served as Chairman of Phoenix Holdings, Inc., an investment holding company, since January 1989, and as Chairman of Xantus Corporation, a company that owns and operates health maintenance organizations, since April 1993. From 1971 to

1998, Mr. Howard served as President and Chief Executive Officer of Phoenix Communications Group, a company engaged in radio broadcasting. From 1981 to 1989, Mr. Howard was Senior Vice President, Public Affairs for Hospital Corporation of America. Mr. Howard also serves as a director of Genesis Health Ventures, Inc.

Shirley A. Zeitlin has served as President and Chief Executive Officer of Shirley Zeitlin & Co. Realtors, a real estate brokerage firm, since 1979. Ms. Zeitlin has served as President and a member of the board of the Tennessee Association of Realtors and the Nashville Board of Realtors. She has also served as a member of the board of the Federal Reserve Bank of Nashville, where she served as chairman in 1991. Ms. Zeitlin serves as a director of numerous civic and charitable organizations.

Robert J. Walker, an attorney, has been a partner in Walker, Bryant & Tipps, a law firm, since January 2000. Prior to forming Walker, Bryant & Tipps, Mr. Walker served in various capacities, including as a member, with Bass, Berry & Sims PLC, the company's outside general counsel, for over 31 years.

The board of directors held five meetings during the fiscal year ended December 31, 2000. Each of the incumbent directors attended more than 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served.

BOARD COMMITTEES

The board of directors has standing executive, audit, compensation, and nominating committees. The membership and functions of the committees are as follows:

Executive Committee -- This committee exercises all the powers of the board of directors between scheduled meetings of the board of directors, subject to certain limitations of Tennessee law. Members of the executive committee are Messrs. Burns, Hislop, Reiss, Tidwell and Walker. The executive committee held twelve meetings during 2000.

Audit Committee -- This committee recommends the appointment of the company's auditors, reviews the scope and results of the audit examination, confers independently with the company's auditors, serves as a liaison between the board of directors and the company's auditors, and reviews various corporate policies, including those relating to accounting and internal controls matters. Members of the audit committee are Mr. Howard and Ms. Zeitlin. The audit committee held one meeting during 2000. Dr. C. Warren Neel served as a member of the audit committee until his resignation from the board of directors in February 2001. The board of directors intends to appoint an additional director to the audit committee at the meeting of the board of directors scheduled for the same date as the annual meeting of shareholders.

Compensation Committee -- This committee evaluates the performance of the company's officers, reviews and approves compensation for officers, establishes bonuses for the company's management, and administers the company's stock incentive plans. Members of the compensation committee are Messrs. Reiss, Spiva, and Stokes. The compensation committee held one meeting during 2000.

Nominating Committee -- This committee recommends to the board of directors nominees to be presented to the company's shareholders for election to the board of directors. The nominating committee is comprised of two directors who are also executive officers of the company and one director who is not an executive officer or employee of the company from each of the two classes of directors whose term is not expiring at the annual meeting of shareholders to be held in that year. The nominating committee held one meeting during 2000. For 2001, members of the nominating committee are Messrs. Burns, Hislop, Reiss and Walker.

In accordance with the company's bylaws, nominations for election to the board of directors may be made by the board of directors, a nominating committee appointed by the board of directors, or by any shareholder entitled to vote for the election of directors. Nominations made by shareholders must be made by written notice setting forth the information required by the company's bylaws received by the Secretary of the company at least 120 days in advance of an annual meeting or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders.

DIRECTOR COMPENSATION

During 2000, non-employee directors received an annual retainer of $4,000, a fee of $2,000 for each board of directors meeting attended, a fee of $1,750 for each committee meeting attended, a fee of $200 for each board of directors meeting or committee meeting in which the director participated by telephone, and are reimbursed for travel expenses associated with serving as a director. In addition, members of the executive committee were paid a fee of $1,500 per quarter. Directors who are officers or employees of the company receive no compensation for serving as members of the board of directors. The aggregate amount of fees paid to the non-employee directors for the 2000 fiscal year was $134,850.

Non-employee directors participate in the company's 2000 Stock Incentive Plan. Non-employee directors receive an option to purchase 11,250 shares upon their initial election to the board of directors. The options become exercisable in 20% annual increments commencing on the first anniversary of the date of grant. Each non-employee director also receives annual grants of options to purchase 3,500 shares in addition to the grant upon his or her initial election to the board of directors. Such options become exercisable six months following the date of grant. All options issued to non-employee directors have an exercise price per share at the date of grant equal to the closing sale price of the common stock on the Nasdaq National Market on that date. Prior to the adoption of the company's 2000 Stock Incentive Plan in May 2000, non-employee directors participated in the company's 1991 Stock Option Plan for Outside Directors. At December 31, 2000, the company had issued options to the non-employee directors covering an aggregate of 210,250 shares at exercise prices ranging from $2.06 to $14.31 per share.

The board of directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the company's shareholders and the financial abilities of the company.

CERTAIN PROCEEDINGS

Mr. Howard serves as Chairman of Xantus Corporation. During 1999, civil actions for rehabilitation were filed against Xantus Healthplan of Mississippi, Inc. and Xantus Healthplan of Tennessee, Inc., both subsidiaries of Xantus Corporation, by the Commissioner of Insurance in their respective states.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the company's officers and directors, and persons who own more than ten percent of the company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange

Commission. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, the company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2000.

                             EXECUTIVE COMPENSATION

The following table summarizes the compensation paid or accrued by the company during the three fiscal years ended December 31, 2000 for (i) the Chief Executive Officer of the company and (ii) the four other most highly compensated executive officers of the company (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                        LONG TERM
                                                      COMPENSATION
                                                         AWARDS
                                                      -------------
                               ANNUAL COMPENSATION     SECURITIES
      NAME AND                ---------------------    UNDERLYING         ALL OTHER
 PRINCIPAL POSITION    YEAR   SALARY($)    BONUS($)   OPTIONS(#)(1)   COMPENSATION($)(2)
 ------------------    ----   ---------    --------   -------------   ------------------
Gregory L. Burns.....  2000    344,960     405,000        30,000            47,442
  Chief Executive      1999    286,250     310,000        40,000            36,420
  Officer              1998    241,250     350,000        75,000                --
Steven J. Hislop.....  2000    274,960     325,000        20,000            38,968
  President and        1999    216,250     260,000        35,000            30,300
  Chief Operating      1998    176,250     280,000        37,500            26,243
  Officer
A. Chad Fitzhugh.....  2000    214,960     200,000        10,000            25,603
  Chief Financial      1999    176,250     190,000        25,000            21,291
  Officer,             1998    151,250     210,000        37,500            25,456
  Secretary, and
  Treasurer
William E. Hall,
  Jr.................  2000    184,960     120,000            --            14,344
  Executive Vice       1999    146,250     120,000        50,000            17,100
  President,           1998    121,250     125,000            --            15,020
  Operations
Herman A. Moore,
  Jr.................  2000    136,250      58,500        15,000            20,253
  Vice President,      1999    113,000      75,000        20,000            11,458
  Commissary           1998    103,000      75,000            --             5,163
  Operations

-------------------------

(1) Number of stock options granted under the company's stock option plans. Although the plans permit grants of restricted stock and stock appreciation rights, no grants of those incentives have been made.

(2) Includes amounts contributed by the company to the company's supplemental executive retirement plan and 401(k) plan.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information as to options granted to the named executive officers during the fiscal year ended December 31, 2000. The company did not grant Mr. Hall any options during the 2000 fiscal year.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                       NUMBER OF                                                 ANNUAL RATE OF STOCK
                       SECURITIES    PERCENT OF                                 PRICE APPRECIATION FOR
                       UNDERLYING   TOTAL OPTIONS     EXERCISE                      OPTION TERM($)
                        OPTIONS      GRANTED TO        PRICE       EXPIRATION   -----------------------
        NAME            GRANTED       EMPLOYEES     PER SHARE($)      DATE         5%           10%
        ----           ----------   -------------   ------------   ----------   ---------   -----------
Gregory L. Burns.....    30,000          5.5%           11.88       2/15/10      223,894       567,621
Steven J. Hislop.....    20,000          3.7%           11.88       2/15/10      149,262       378,414
A. Chad Fitzhugh.....    10,000          1.8%           11.88       2/15/10       74,631       189,207
Herman A. Moore,
  Jr.................    15,000          2.8%           11.88       2/15/10      112,022       283,885

AGGREGATED OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table provides information with respect to exercises by the named executive officers during the fiscal year ended December 31, 2000 of options to purchase shares issued pursuant to the company's stock option plans and information with respect to unexercised options to purchase shares held by the named executive officers as of the end of the fiscal year ended December 31, 2000:

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                          SHARES                          OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                         ACQUIRED                        DECEMBER 31, 2000          DECEMBER 31, 2000($)(1)
                        ON EXERCISE      VALUE      ---------------------------   ---------------------------
         NAME               (#)       REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           -----------   -----------   -----------   -------------   -----------   -------------
Gregory L. Burns......        --             --       415,473        112,027       4,794,364       593,444
Steven J. Hislop......        --             --       235,675         72,825       2,612,972       356,656
A. Chad Fitzhugh......    11,250        122,152       213,800         54,950       2,423,621       277,142
William E. Hall,
  Jr..................        --             --       110,838         54,562       1,080,852       199,375
Herman A. Moore,
  Jr..................     2,200         14,021        40,294         33,756         384,768       162,777

---------------

(1) Based on the closing price of the company's common stock on the Nasdaq National Market on December 29, 2000 ($17.813).

CHANGE IN CONTROL AGREEMENTS

The company has entered into Severance Compensation Agreements with each of Messrs. Burns, Hislop, Fitzhugh and Hall. Each severance agreement terminates upon the earliest of (i) three years from the date of the agreement if no change in control (as such term is defined in the severance agreements) has occurred,
(ii) termination of the executive's employment as a result of death, disability, retirement, or cause (as such terms are defined in the severance agreements), or by the executive other than for good reason (as such term is defined in the severance agreements), and (iii) 18 months from the date of a change in control. Upon a change in control of the company, the executive is entitled to a lump sum payment if he is terminated within 18 months of such change in control other than for cause, disability, or retirement (as such terms are defined in the severance agreements) or if he terminates employment with the company following a change in his position, duties, responsibilities or status with the company, a reduction in his base salary, or a relocation of the company's principal executive offices during the term of the severance agreement. In the event of such termination, Mr. Burns' agreement provides that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) three times the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) three times the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. The agreements for each of Messrs. Hislop, Fitzhugh and Hall provide that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) 150% of the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) 150% of the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. In no event, however, shall the lump sum severance payment, either alone or together with other payments which the executive has the right to receive from the company, exceed an amount which would be deemed to be a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, amended.

COMPENSATION COMMITTEE INTERLOCKS

During fiscal year 2000, the compensation committee of the board of directors was composed of Messrs. Stokes, Reiss and Spiva. None of these persons has at any time been an officer or employee of the company or any of its subsidiaries. In addition, except as set forth below, there are no relationships among the company's executive officers, members of the compensation committee or entities whose executives serve on the board of directors or the compensation committee that require disclosure under applicable Securities and Exchange Commission regulations.

During 2000, the company leased, and in February 2000 acquired, real estate for the operation of one of its Nashville, Tennessee and one of its Lexington, Kentucky restaurants from CWF Associates, Inc., a Tennessee corporation. Mr. Burns (7% ownership), Mr. Reiss (14% ownership), Mr. Stokes (14% ownership), Mr. Spiva (14% ownership), and Mr. Walker (14% ownership) are shareholders in CWF. See "Certain Transactions."

COMPENSATION COMMITTEE REPORT

The company's executive compensation program is administered by the compensation committee, which is composed of non-employee directors of the company. The compensation committee approves compensation actions involving the senior management of the company, including the named executive officers. The compensation committee also approves long-term incentive awards for the named executive officers and other key employees of the company, and reviews and administers the incentive compensation, stock option and other compensation plans of the company.

Under the supervision of the compensation committee, the company has developed and implemented compensation policies, plans and programs that are intended to enhance the profitability of the company by aligning closely the financial interests of the company's management with those of its shareholders. In furtherance of these goals, annual base salaries are generally set somewhat below competitive levels so that the company relies to a large degree on annual cash bonuses and long-term stock based incentive compensation to attract and retain senior management of outstanding abilities and to motivate them to perform to the full extent of their abilities.

In designing and administering the individual elements of the executive compensation program, the compensation committee strives to balance short-term and long-term incentive objectives and employ prudent judgement in establishing performance criteria, evaluating performance and determining actual incentive payments. Following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the compensation committee with regard to fiscal 2000 compensation and a specific discussion of Mr. Burns' compensation.

Annual Compensation. Annual total cash compensation for senior management consists of base salary and an annual cash bonus. Setting of annual salaries in fiscal 2000 for the named executive officers was based on a review by the compensation committee of targeted performance criteria, recommendations by the company's Chief Executive Officer and a review of the levels of salary paid by a peer group of 19 comparable restaurant companies for comparable executive ability and experience. Based on such information, the compensation committee approved increases in annual salary for the named executive officers of 20.5% to 27.2% over levels in fiscal 1999. Consistent with the criteria utilized for determining annual salary increases for the other named executive officers, the compensation committee approved an increase in Mr. Burns' annual salary of 20.5% to $344,960 from $286,250.

The committee approved a cash bonus program whereby cash bonuses for each of the named executive officers were to be based upon the attainment of targeted levels of earnings. The compensation committee approved bonuses of $405,000, $325,000, $200,000, $120,000 and $58,500 to Messrs. Burns, Hislop, Fitzhugh, Hall, and Moore, respectively, pursuant to the bonus program for fiscal 2000. The committee has approved a continuation of the cash bonus program for fiscal 2001.

Long-Term Incentive Program. The long-term incentive program for senior management consists of stock option awards granted pursuant to the company's stock option plans. The compensation committee has typically granted stock options to members of senior management and other key employees at its first meeting following a review of the company's operating results for the prior fiscal year. During the latter portion of fiscal 1993, the compensation committee in consultation with members of senior management adopted the Senior Management Stock Option Bonus Program. The purpose of this program is to encourage senior management over the term of the program to meet and exceed budgeted increases in targeted performance criteria in the respective operating areas for which members of senior management have primary responsibility and for the company as a whole. Pursuant to the program, between 1993 and 1999 the compensation committee granted options under the company's stock option plans to each of Messrs. Burns, Hislop, Fitzhugh, Hall, and Moore to purchase an aggregate of 430,000, 286,250, 276,250, 207,500, and 61,250 shares, respectively. In February 2000, the committee granted additional options to the named executive officers under the program as follows: Mr. Burns -- 30,000 shares; Mr. Hislop -- 20,000 shares; Mr. Fitzhugh -- 10,000 shares; and Mr. Moore -- 15,000 shares. The options were granted at an exercise price equal to the closing price on the Nasdaq National Market on the date of grant. At the beginning of each fiscal year during the ten year term of the options, the compensation committee establishes certain market and/or company targeted financial goals for each of the participants in the program. The options vest 2% annually during the first nine years of the terms of the options and will vest in full in the tenth year if still outstanding at that time. The options permit accelerated vesting of up to 25% each year based on meeting or exceeding the targeted levels established by the compensation committee at the beginning of each such year.

Based on the targeted levels established by the compensation committee at the beginning of fiscal 2000, the options granted to Messrs. Burns, Hislop, Fitzhugh, Hall and Moore pursuant to the program vested 20% each in 2000. In January 2001, the committee established targeted levels for vesting in fiscal 2001 for options granted to the named executive officers under the program based on targeted levels of earnings.

Federal Income Tax Deductibility Limitations. Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act in 1993 generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the company's chief executive officer and four other most highly paid executive officers. Compensation paid to these officers in excess of $1,000,000 that is not performance-based cannot be claimed by the company as a tax deduction. The compensation committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify the company's long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. Grants of stock options pursuant to the company's stock option plans should be considered performance-based. None of the company's executive officers has received other compensation that could potentially exceed the applicable deductibility limits. The compensation committee intends for all compensation paid to the company's executives to be fully deductible under federal tax laws.

The tables set forth under "Executive Compensation," and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

John W. Stokes, Jr.             Richard Reiss, Jr.               G. Nicholas Spiva

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the unaudited total return on the company's common stock against the cumulative annual total return of the Nasdaq Stock Market Total Return Index and the S&P 500 Restaurant Index commencing December 31, 1995 and ending December 31, 2000. The following graph assumes that the value of the investment in the company's common stock and each index was $100 on December 31, 1995 and that all dividends were reinvested.

                                                                               NASDAQ STOCK MARKET
                                                    O'CHARLEY'S INC.                  INDEX             S&P 500 RESTAURANT INDEX
                                                    ----------------           -------------------      ------------------------
12/95                                                    100.00                      100.00                      100.00
12/96                                                     88.14                      123.04                       98.80
12/97                                                    118.64                      150.69                      106.09
12/98                                                    143.64                      212.51                      166.25
12/99                                                    133.47                      394.92                      169.13
12/00                                                    181.14                      237.62                      152.64

                              CERTAIN TRANSACTIONS

The company leases real estate for the operation of its Goodlettsville and Murfreesboro, Tennessee restaurants and, until November 2000, its Clarksville, Tennessee restaurant from Two Mile Partners, a Tennessee general partnership owned 75% by David K. Wachtel, Jr. and 25% by Gregory L. Burns, a director and the chief executive officer of the company. In addition, the company leases real estate in Bowling Green, Kentucky from Two Mile Partners on which the company formerly operated its Bowling Green restaurant. These four leases provide for annual rentals in an aggregate amount equal to the greater of $429,900 or 6% of each restaurant's sales. These leases expire at various times through 2006, with options by the company to renew for up to ten additional years on the same terms. During fiscal 2000, the company paid Two Mile Partners aggregate rent of $717,588.

The company relocated its Clarksville, Tennessee restaurant in July 2000 and terminated the lease for that restaurant in November 2000. In November 2000, Two Mile Partners sued the company in the circuit court for Montgomery County, Tennessee. All decisions regarding the prosecution of this suit by Two Mile Partners are made by Mr. Wachtel in his capacity as general manager. Mr. Burns has recused himself from the company's discussions and considerations of matters relating to this litigation, and he is also not involved in Two Mile Partners' discussions or considerations regarding the litigation. In the complaint, Two Mile Partners is seeking $1.5 million in damages, plus interest, attorneys' fees and costs as a result of the company's alleged breach of the lease for the Clarksville restaurant property. Two Mile Partners alleges that the company breached a continuous operation provision in the lease by vacating the property and opening an O'Charley's restaurant in another location in Clarksville, Tennessee. Two Mile Partners has filed a motion for summary judgment scheduled for hearing on April 27, 2001 requesting the court to invalidate an amendment to the lease pursuant to which the company had the right to terminate the lease. The company believes it terminated the lease in accordance with its terms. The company is defending this case vigorously, but cannot predict its outcome nor can any assurance be given that it will not have a material adverse effect on our results of operations.

During 2000, the company leased real estate for the operation of one of its Nashville, Tennessee and one of its Lexington, Kentucky restaurants from CWF Associates, Inc. These leases provided for annual rentals in an aggregate amount equal to the greater of $160,800 or 6% of each restaurant's sales. Each lease granted the company an option, exercisable at any time during the term of the lease, to purchase the property at the greater of its fair market value or the indebtedness outstanding with respect to such property at the time of such purchase. In February 2000, the company exercised its options and purchased the two properties from CWF Associates for an aggregate purchase price of $1.9 million. Mr. Wachtel (14% ownership), Mr. Burns (7% ownership), Mr. Reiss (14% ownership), Mr. Stokes (14% ownership), Mr. Spiva (14% ownership), Mr. Walker (14% ownership) and others are shareholders in CWF. In addition, Mr. Fitzhugh is the Secretary of CWF. During fiscal 2000, the company paid CWF aggregate rent of $57,342.

                             AUDIT COMMITTEE REPORT

The audit committee of the board of directors is composed of three directors who are independent directors as defined under the applicable rules of the National Association of Securities Dealers. During 2000, the members of the audit committee were Samuel H.

Howard, Shirley A. Zeitlin and Dr. C. Warren Neel. Dr. Neel resigned from the board of directors of the company in February 2001. The board of directors intends to appoint an additional director to the audit committee to fill the vacancy created by Dr. Neel's resignation at the meeting of the board of directors scheduled for the same date as the annual meeting of shareholders.

The audit committee operates under a written charter adopted by the board of directors, a copy of which is included as Appendix A to this proxy statement. The audit committee reviews the company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process. The company's independent auditors are responsible for expressing an opinion on whether the company's consolidated financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

In this context, the audit committee has reviewed and discussed with management and the independent auditors the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the company and its management. The audit committee has considered whether the independent auditors' provision of information technology and other non-audit services to the company is compatible with the auditor's independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

       Samuel H. Howard                                Shirley A. Zeitlin

The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The board of directors of the company has selected KPMG LLP to serve as independent auditors for the current fiscal year. Such firm has served as the company's independent auditors since August 1991. Representatives of KPMG LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

FEES BILLED TO THE COMPANY BY KPMG LLP DURING 2000

Audit Fees. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the company's consolidated annual financial statements for the year ended December 31, 2000 and the limited reviews of the condensed financial statements included in the company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during 2000 were $77,500.

Financial Information Systems Design and Implementation Fees. KPMG LLP performed no services and therefore billed no fees relating to operating or supervising the operation of the company's information systems or local area network or for designing or implementing the company's financial information management systems during 2000.

All Other Fees. The aggregate fees billed for all other services rendered to the company by KPMG LLP in 2000, including tax related services, totaled $58,842.

The audit committee of the board of directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the auditor's independence.

                           PROPOSALS OF SHAREHOLDERS


Shareholders intending to submit proposals for presentation at the next annual meeting of the shareholders of the company and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to A. Chad Fitzhugh, Secretary, O'Charley's Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Proposals must be in writing and must be received by the company prior to December 17, 2001. Proposals should be sent to the company by certified mail, return receipt requested.



In addition, the company's bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the Secretary of the company no later than December 17, 2001 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to December 17, 2001, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.


                            PROXY SOLICITATION COSTS

The enclosed form of proxy is solicited on behalf of the board of directors of the company. The cost of solicitation of proxies will be borne by the company, including expenses in connection with preparing, assembling, and mailing this proxy statement. Such solicitation will be made by mail and may also be made by the company's regular officers or employees personally or by telephone or telecopy. The company may reimburse brokers, custodians, and their nominees for their expenses in sending proxies and proxy materials to beneficial owners.

                                                                      APPENDIX A

                   CHARTER OF AUDIT COMMITTEE OF O'CHARLEY'S

     The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") to assist the Board in monitoring on a periodic basis the processes used by the Company to produce financial statements, the Company's systems of internal accounting and financial controls, and the independence of the Company's outside auditors.

     In discharging its responsibilities, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts or consultants for this purpose. The Committee shall make regular reports to the Board.

     The Committee shall review and reassess the adequacy of this Charter on an annual basis and submit it annually to the Board for approval.

     The Committee shall be comprised of not less than three members of the Board, and the Committee's composition and experience will meet the applicable listing standards of the NASD.

     Accordingly, all of the members will be directors:

     1. Who have no relationship to the Company that may interfere with the exercise of their independent judgment in carrying out the responsibilities of a director (unless as to one non-independent member the Board under exceptional and limited circumstances determines that membership is required by the best interests of the Company and its shareholders); and

     2. Who are financially literate (as defined in the NASD listing standard) or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have sufficient experience or background which results in financial sophistication (as defined in the NASD listing standard).

     The Committee's monitoring responsibility recognizes that the Company's management is responsible for preparing the Company's financial statements in accordance with generally accepted accounting principles and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company's financial management, as well as its outside auditors, have more time, knowledge and more detailed information on the Company and its financial reports than do Committee members; consequently, in carrying out its responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company's financial statements are true and complete or are in accordance with generally accepted accounting principles.

     The following functions shall be the common recurring activities of the Committee in carrying out its monitoring responsibilities. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as it deems appropriate given the circumstances.

- The Committee shall review with management and the outside auditors the annual audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statements of Auditing Standards ("SAS") No. 61 and No. 90.

- As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission on Form 10-Q and the matters required to be discussed by SAS No. 61 and No. 90; this review will occur prior to the Company's filing of the Form 10-Q.

- The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls that could significantly affect the Company's financial statements.

-    The Committee shall:

      - request from the outside auditors annually a formal written statement delineating all relationships between the outside auditors and the Company that may impact the objectivity and independence of the outside auditors, consistent with Independence Standards Board Standard Number 1;

      - discuss with the outside auditors in an active dialogue any such disclosed relationships and their impact on the outside auditors' independence; and

      - if determined appropriate by the Committee, recommend that the Board take appropriate action in response to the outside auditor's report to ensure the outside auditor's independence.

- The Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditors, and the outside auditors are ultimately accountable to the Board and the Committee.

                                O'CHARLEY'S INC.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF O'CHARLEY'S INC. (THE "COMPANY") FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD AT 9:00 A.M., LOCAL TIME, ON THURSDAY, MAY 10, 2001.

    The undersigned hereby appoints Gregory L. Burns, A. Chad Fitzhugh, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of the Company held of record by the undersigned on March 16, 2001, at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Thursday, May 10, 2001, at the Company's home office located at 3038 Sidco Drive, Nashville, Tennessee, and at any adjournment thereof.

    1. To elect the following nominees as Class II directors to serve until the 2004 Annual Meeting of Shareholders and until their successors are elected and qualified.

        John W. Stokes, Jr., H. Steve Tidwell and Samuel H. Howard

[ ]  FOR all nominees listed above                              [ ]  WITHHOLD AUTHORITY to vote
     (except as indicated to the contrary below)                     for all nominees

    (To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

    ----------------------------------------------------------------------------

    2. In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO IN PARAGRAPH 1.

The undersigned revokes any prior proxies to vote the shares covered by this proxy.

Date: ---------------------------------------- , 2001  ---------------------------------------------
                                                       Signature
                                                       ---------------------------------------------
                                                       Signature
                                                       (When signing as attorney, executor, adminis-
                                                       trator, trustee or guardian, please give full
                                                       title as such. If shareholder is a
                                                       corporation, corporate name should be signed
                                                       by an authorized officer and the corporate
                                                       seal affixed. If shareholder is a
                                                       partnership, please sign in partnership name
                                                       by authorized persons. For joint accounts,
                                                       each joint owner should sign.)

                                                PLEASE SIGN, DATE, AND MAIL THIS
                                                PROXY PROMPTLY IN THE ENCLOSED
                                                REPLY ENVELOPE WHICH REQUIRES NO
                                                POSTAGE IF MAILED IN THE UNITED
                                                STATES.